SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 30, 2015

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Craft Brew Alliance, Inc. (the "Company"), and Andrew J. Thomas, the Company's Chief Executive Officer, have entered into a three-year employment agreement dated December 30, 2015 (the "Employment Agreement"). The Employment Agreement amends and supersedes the employment letter agreement dated November 20, 2013, between the Company and Mr. Thomas.
Under the Employment Agreement, Mr. Thomas will continue as the Company's Chief Executive Officer. The Employment Agreement provides that Mr. Thomas's annual base salary for 2016 will be $439,000 and that he will be eligible for yearly short-term incentive ("STI") compensation. For 2016, the STI target amount is $350,000. Receipt of such compensation will be based on achievement of performance goals to be established by the compensation committee of the Company's board of directors.
Mr. Thomas will also be paid a retention bonus as follows: (a) $50,000 in January 2016, subject to repayment (clawback) if Mr. Thomas breaches the Employment Agreement or does not remain employed through December 31, 2018 (the "Contract Term"); and (b) $50,000 upon the satisfactory completion of the Contract Term.
If the Company terminates Mr. Thomas's employment without Cause or Mr. Thomas terminates his employment for Good Reason (as those terms are defined in the Employment Agreement), Mr. Thomas will be entitled to severance for 12 months in the form of continued regular payment of amounts based on his then current base salary, as well as provision for continued health care coverage. Mr. Thomas's entitlement to continued severance benefits would cease if he became employed by a competitor of the Company. The payment of severance benefits is also conditioned on execution by Mr. Thomas of a general release of claims against the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: January 6, 2016	By:	/s/Joseph K. Vanderstelt
Joseph K. Vanderstelt
Chief Financial Officer